EXHIBIT F-1






						December 27, 2000

Mr. Arthur Levitt, Chairman
Securities and Exchange Commission
ATTN:  Filing Desk
450 Fifth Street, N.W.
Washington, D.C. 20549

	Re:	Application of Madison Gas and Electric Company
		on Form U-1 Under the Public Utility Holding
Company Act of 1935
		(File No. 70-9791)

Dear Mr. Levitt:

	We are furnishing this opinion to the Securities and Exchange Commission (the "Commission") at the request of Madison Gas and Electric Company ("MGE"), a Wisconsin corporation, in connection with its Application/Declaration on Form U-1, as amended (File No. 70-9791) (the "Application"), under the Public Utility Holding Company
Act of 1935, as amended (the "Act"). The Application requests that the Commission authorize a proposed transaction, as further described in the Application (the "Transaction"), in which: (i) MGE will transfer ownership and control over its transmission assets to American Transmission Company LLC ("ATC" or the "Transco"), a Wisconsin limited liability company formed on June 12, 2000, which will be a single-purpose transmission company;
(ii) MGE will receive, in exchange for such transfer, member units of the Transco in proportion to the value of the transmission assets contributed; (iii) MGE will purchase Class A shares of ATC Management Inc. (the "Corporate Manager"), a Wisconsin corporation formed on June 12, 2000, in proportion to the value of the transmission assets contributed; and (iv) MGE will purchase one Class B share of the Corporate Manager.

	In connection with this opinion, we have examined such corporate records, certificates and other documents, and such questions of fact and matters of law, as we have deemed necessary for purposes of this opinion.

	The opinions expressed below with respect to the Transaction are subject to and rely upon the following assumptions and conditions:

	(a)	All required approvals, authorizations, consents,
certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transaction shall have been obtained or made, as the case may be (including the approval and authorization of the Commission under the Act), and the Transaction shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

	(b)	All corporate formalities required by state law
for the consummation of the Transaction shall have been taken.

	(c)	The parties shall have obtained all consents,
waivers and releases, if any, required for the Transaction under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

	(d)	The representations and warranties of the parties
to the Transaction in the documents providing for the Transaction are true and correct in all material respects.

	Based upon the foregoing, and subject to the assumptions and conditions set forth herein, it is our opinion that:

	1.	MGE and the Corporate Manager are corporations
duly incorporated and validly existing under the laws of the State of Wisconsin. The Transco is a limited liability company duly organized and validly existing under the laws of the State of Wisconsin.

	2.	Upon the Transaction being consummated as
contemplated by the Application:

(a) All Wisconsin state laws applicable to the Transaction will have been complied with;

		(b)	(i) When acquired by MGE pursuant to the
Transaction for the agreed consideration, the shares of the Corporate Manager's
Class A common stock and Class B common
stock so acquired will be validly issued, fully paid and (except as otherwise provided in Section 180.0622(2)(b) of the Wisconsin
Business Corporation Law, as judicially
interpreted) nonassessable, and MGE will be entitled to the rights and privileges appertaining thereto set forth in the Corporate Manager's Restated Articles of
Incorporation and the Amended and Restated
Bylaws, and the Shareholders Agreement by and among MGE, Wisconsin Electric Power
Company, Wisconsin Power & Light Company,
Wisconsin Public Service Corp., Wisconsin
Public Power Inc. and ATC Management Inc.;

(ii) When acquired by MGE pursuant to the Transaction for the agreed consideration, the member units representing membership interests in the Transco so received will be validly issued, fully paid and nonassessable, and MGE will be entitled to the rights and privileges appertaining thereto set forth in the Articles of Organization and Operating Agreement of the Transco;

		(c)	MGE will legally acquire the shares of Class
A common stock and Class B common stock of the Corporate Manager being acquired by it.
MGE will legally acquire the membership
interest in the Transco being acquired by it; and

		(d)	The consummation of the Transaction will not
violate the legal rights of the holders of any securities issued by MGE or any associate company thereof.

	We hereby consent to the filing of this opinion as an exhibit to the Application.

					Very truly yours,

CULLEN WESTON PINES & BACH LLP



Lee Cullen

LC:rs

Securities and Exchange Commission
December 26, 2000
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